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                                                                     EXHIBIT 2.1



                    CONTRIBUTION AND DISTRIBUTION AGREEMENT



         This CONTRIBUTION AND DISTRIBUTION AGREEMENT (the "Agreement") is made as of the 27th day of February, 1998 among DeepTech International Inc., a Delaware corporation (the "Company"), Tatham Offshore, Inc., a Delaware corporation ("Offshore"), DeepFlex Production Services, Inc., a Delaware corporation ("DeepFlex"), and El Paso Natural Gas Company, a Delaware corporation ("Parent").

                                   BACKGROUND

         A. The Company and its affiliates are the holders of the shares of common stock and preferred stock of Offshore set forth on Schedule 1.

         B. DeepFlex desires to satisfy a portion of certain indebtedness owed by DeepFlex to the Company by causing Offshore to transfer the shares of capital stock of Offshore held by DeepFlex to the Company.

         C. The Company desires to sell, and Offshore desires to purchase, a portion of certain indebtedness owed by DeepFlex to the Company, in exchange for which Offshore will transfer all of the stock of Tatham Offshore Development, Inc. ("TODI"), to the Company and Offshore will cancel certain reversionary interests.

         D. The Company desires to capitalize the remaining portion of the indebtedness owed by DeepFlex to the Company.

         E. The Company desires to contribute to Offshore, and Offshore desires to accept the contribution of, the stock of DeepFlex.

         F. The Company desires to distribute on a pro rata basis to the holders of the Company's common stock, par value $0.01 per share ("Company Common Stock"), rights (the "Rights") to purchase the Offshore Shares (as hereinafter defined) on the terms and subject to the conditions set forth herein (including the sale of the underlying Offshore Shares, the "Rights Offering") and Offshore is willing to cooperate with the Company in connection therewith.
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         NOW, THEREFORE, the parties agree as follows:

1.       Definitions.

         For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

        "Commission" shall mean the Securities and Exchange Commission.

         "Company Indenture" shall mean the Indenture dated as of March 21, 1994 between the Company and the Bank of New York, successor in interest to the First Interstate Bank of Texas, N.A. and the related loan and security documents.

         "Completion Date" shall mean the earlier of (i) the date on which all of the Offshore Shares shall have been subscribed and paid for pursuant to the Rights Offering, including any subscriptions and payments for Offshore Shares by Tatham Brothers, Thomas P. Tatham and/or Offshore, and such subscriptions shall have been accepted by the Company and (ii) the Final Expiration Date.

         "DeepFlex Note" shall mean (i) the Second Amended and Restated Senior Promissory Note dated March 1, 1995, issued by DeepFlex to the Company and (ii) any other indebtedness owed by DeepFlex or any of its Subsidiaries to the Company or any Company Subsidiary.

         "DeepFlex Shares" shall mean the shares of capital stock of DeepFlex owned, directly or indirectly, by the Company.

          "Distribution" shall mean the distribution pursuant to the Rights Offering of the Rights to holders of record on the Record Date of Company Common Stock.

         "Distribution Date" shall mean the date of effecting the Distribution.

         "Effective Time" shall have the meaning ascribed to it in the Merger Agreement.

         "Estimated Tax Amount" shall mean the tax estimated to be due by DeepFlex or Offshore as set forth on the Price Tax Schedule (as defined in the Tax Sharing Agreement).

         "Excess Proceeds" means the net proceeds of the Rights Offering in excess of $75 million.


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         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "FPS" shall mean the FPS III, Inc., a Delaware corporation and/or FPS V, Inc., a Delaware corporation.

         "Final Expiration Date" shall mean the date on which the right of Tatham Brothers, Thomas P. Tatham and Offshore to exercise any Rights pursuant to the Rights Offering shall terminate, which date shall be the close of business on the later of (x) two days after the General Expiration Date and (y) five days after the date of the Effective Time.

         "General Expiration Date" shall mean the date fixed by the Board of Directors of Offshore on which the right of all holders of Rights (other than Tatham Brothers, Thomas P. Tatham and Offshore) to exercise Rights pursuant to the Rights Offering shall terminate, which date shall be not more than 50 days following the Distribution Date.

         "Initial Proceeds" shall have the meaning ascribed to it in Section
4.3 hereof.

         "Initial Subscription Period" shall mean the period fixed by the Board of Directors of Offshore for holders of Rights to purchase the Offshore Shares subject to such Rights (exclusive of any period (an "Additional Period") fixed by the Board of Directors of Offshore for the purchase of any unsubscribed Shares), which period shall expire no later than the General Expiration Date.

         "Leviathan" shall mean Leviathan Gas Pipeline Partners, L.P.

         "Merger Agreement" shall mean the Agreement and Plan of Merger, among Parent, El Paso Acquisition Company and the Company, dated as of February 27, 1998.

         "Offshore Common Stock" shall mean the common stock, par value $0.01 per share, of Offshore listed on Schedule 1 attached hereto.

         "Offshore Preferred Stock" shall mean the Series A 12% Convertible Exchangeable Preferred Stock, par value $0.01 per share, Series B 8% Convertible Exchangeable Preferred Stock, par value $0.01 per share, Series C 4% Convertible Exchangeable Preferred Stock, par value $0.01 per share, 9% Senior Convertible Preferred Stock, par value $0.01 per share, and Mandatory Redeemable Preferred Stock, par value $0.01 per share, of Offshore listed on
Schedule 1 attached hereto.

         "Offshore Shares" shall mean (i) the shares of Offshore Common Stock and Offshore Preferred Stock or (ii) units comprised of such shares.

         "Prospectus" shall mean the prospectus(es) to be distributed to the holders of Company Common Stock in connection with the Rights Offering.





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         "Record Date" shall mean the record date for the Distribution fixed by the Company's Board of Directors or any committee thereof.

         "Redemption Agreement" shall mean the Redemption Agreement dated the date hereof between Leviathan and Offshore.

         "Registration Statement" shall mean the registration statement(s) registering the offering and sale of the Rights and the Offshore Shares pursuant to the Rights Offering.

         "RIGCO" shall mean RIGCO North America, L.L.C., a Delaware limited liability company.

         "Rig Distribution" shall have the meaning ascribed to it in Section
3.2 hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Senior Preferred Stock" shall mean the 9% Senior Convertible Preferred Stock, par value $0.01 per share, of Offshore.

         "Subordinated Note" shall mean the Company's Senior Subordinated Note dated January 23, 1997 payable to Hare & Co.

         "Tatham Brothers" shall mean Tatham Brothers, L.L.C., a Delaware limited liability company.

         "Tax" shall have the meaning ascribed to it in the Tax Sharing
Agreement.

         "Tax Sharing Agreement" shall have the meaning ascribed to it in the Merger Agreement.

         Other capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.       Preliminary Action.

         2.1 Registration Statement and Prospectus. The Company and Offshore shall prepare and file the Registration Statement (which shall include the Prospectus) with the Commission as promptly as practical, and in no event later than March 31, 1998. Subject to the conditions set forth herein, the Company and Offshore shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act. The Company and Offshore shall cause the Prospectus to be mailed to the holders of record on the Record Date of Company Common Stock.





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         2.2     Federal Securities Laws.  The Company and Offshore shall take all such other action as may be necessary or appropriate under the securities laws of the United States in connection with the Rights Offering to permit the Rights and the Offshore Shares to be offered and sold as provided herein.

         2.3 Blue Sky. The Company and Offshore shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the Rights Offering to permit the offering and sale of the Rights and the Offshore Shares as provided herein.

         2.4 Listing. Offshore may prepare and file an application to effect the listing of the Offshore Shares on the Nasdaq National Market.

         2.5 Representations and Warranties Regarding TODI. Offshore represents and warrants to Parent and the Company as of the date of this Agreement and as of the date of the Contribution as follows:

         (a) TODI is a corporation validly existing and in good standing under the laws of Delaware. The authorized capital stock of TODI consists of 1,000 shares of common stock, par value $.01, of which 1 share is validly issued and outstanding, which is owned by Offshore. There are no options, warrants, calls, convertible securities or other rights, agreements or commitments obligating TODI to issue, deliver or sell shares of its capital stock or obligating TODI to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

         (b) Except as listed on Schedule 2, TODI is not a party to any contracts or agreements and has no liabilities or obligations, whether absolute or contingent, accrued or unaccrued, matured or unmatured.

         2.6 No Other Representations or Warranties; Consents. Each party hereto understands and agrees that, except as expressly provided in Section 2.5, no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (i) that the obtaining of any consents or approvals, the execution and delivery of any agreements or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or (ii) matters relating to the business, operations, assets, debts or liabilities of DeepFlex, Offshore or their respective Subsidiaries. Notwithstanding the foregoing, the parties shall use all commercially reasonable efforts to obtain all consents and approvals, to enter into all agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents





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under federal or state laws and all necessary consents, approvals, agreements, filings and applications.

3.       The Contribution.

         3.1     The Contribution.   Subject to the satisfaction of the
conditions set forth in Article 7 hereof, at least seven days prior to the Distribution Date:

         (a) (i) the Company shall sell to Offshore, and Offshore shall purchase from the Company $8 million of the DeepFlex Note in exchange for (x) the delivery by Offshore to the Company of a stock certificate evidencing the outstanding share of capital stock of TODI, duly endorsed for transfer, free and clear of all liens, charges and encumbrances, and (y) the irrevocable termination and cancellation by Offshore of all its rights to receive an assignment of certain interests in oil and gas properties under the Agreement for Purchase and Sale by and between Offshore and Flextrend Development Company, L.L.C. dated June 30, 1995 and (ii) in satisfaction of $12 million of the amount due and owing with respect to the DeepFlex Note, DeepFlex shall deliver to the Company stock certificates evidencing all of the shares of Offshore Common Stock and Offshore Preferred Stock owned by DeepFlex, duly endorsed for transfer, free and clear of all liens, charges and encumbrances;

         (b) in full satisfaction of the remaining balance of the DeepFlex Note held by the Company, the Company shall contribute to the capital of DeepFlex the balance of the amount due and owing with respect to the DeepFlex Note after the repayment and transfer in paragraph (a) (or, in the case of indebtedness due and owing from a DeepFlex Subsidiary, transfer such indebtedness to DeepFlex); and

         (c) the Company shall contribute to the capital of Offshore the DeepFlex Shares, by delivery to Offshore of stock certificates evidencing the DeepFlex Shares, duly endorsed for transfer, free and clear of all liens, charges and encumbrances (the contributions described in clauses (a) through (c) are referred to herein collectively as the "Contribution").

         3.2 Optional Rig Distribution. Prior to the Contribution, at Offshore's option, the Company shall cause RIGCO to distribute to FPS either (but not both of) the FPS Laffit Pincay or the FPS Bill Shoemaker (the "Rig Distribution"); provided, however, that such Rig Distribution shall occur only if the gain realized (as calculated for federal income tax purposes) by RIGCO on the distribution is no more than $48 million.





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4.       The Rights Offering.

         4.1 The Rights Offering. The Company shall take all steps required to effect the Rights Offering and Offshore shall cooperate with the Company in connection therewith, including, without limitation, the transactions contemplated by Section 2.

         4.2     Terms of the Rights Offering.

         (a) Pursuant to the Rights Offering, the Company will distribute to the holders of record on the Record Date of the Company Common Stock, pro rata, Rights to purchase all of the Offshore Shares. The Rights will be transferable by the holders thereof and will be listed or admitted to trading on NASDAQ.

         (b) The subscription price payable for the Offshore Shares by holders of Rights shall be $3.25 per Offshore Share.

         (c) Subject to paragraph (e) below, each Right will expire on the General Expiration Date, unless theretofore exercised by the holder thereof by completion of the subscription form mailed to holders of Rights, accompanied by payment of the aggregate subscription price for the Offshore Shares covered thereby.

         (d) At Offshore's election, the subscription form will include an over-subscription option which will permit each holder who exercises in full the Rights distributed to such holder to elect to subscribe, pro rata with all holders of Rights who exercise their over-subscription option (each, a "Subscribing Holder"), for any Offshore Shares covered by unexercised Rights ("Unsubscribed Shares"). As promptly as practicable following the Initial Subscription Period, the Company shall notify each Subscribing Holder of the number of Unsubscribed Shares to be distributed to such holder and the aggregate subscription price therefor, and each Subscribing Holder shall have until the General Expiration Date to deliver to the Company payment of the subscription price for the Unsubscribed Shares to be delivered to such holder.

         (e) Immediately following the General Expiration Date, any Rights to acquire Unsubscribed Shares which have not been subscribed for as provided in paragraph (d) ("Remaining Shares") will be transferred to Tatham Brothers and Tatham Brothers shall be obligated to exercise such number of Rights, if any, as is required by the Standby Agreement dated the date hereof among Parent, the Company, Offshore, Tatham Brothers and Thomas P. Tatham (the "Standby Agreement").

         (f) Thomas P. Tatham has guaranteed the obligations of Tatham Brothers under the Standby Agreement and is obligated pursuant to such guarantee to perform prior to the Final Expiration Date the obligations of Tatham Brothers described in clause





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(e) of this Section 4.2, to the extent Tatham Brothers has not theretofore performed such obligations in accordance with the Standby Agreement.

         (g) Offshore shall purchase on the Final Expiration Date all Remaining Shares not purchased by Tatham Brothers at the subscription price of $3.25 per Offshore Share.

         (h) All Rights of Tatham Brothers, Thomas P. Tatham and Offshore to exercise any Rights covering Remaining Shares shall expire on the Final Expiration Date.

         (i) All net proceeds received by the Company from any holder of Rights, including, without limitation, Tatham Brothers, Thomas P. Tatham and/or Offshore upon the exercise of Rights, constitute net proceeds of the Rights Offering and shall be distributed as provided in Section 4.3.

         (j) The completion of the Rights Offering is subject to the satisfaction of the conditions set forth in Article 7 hereof and the prior consummation of the Contribution.

         (k) Other terms of the Rights Offering shall be determined by mutual agreement between the Company, Parent and Offshore.

         4.3 Proceeds of Rights Offering. The first $75 million of net proceeds (the "Initial Proceeds") of the Rights Offering shall be retained by the Company. Subject to Section 3.03 of the Tax Sharing Agreement, the Company shall contribute the Excess Proceeds to the capital of Offshore. If the Completion Date occurs prior to the date of the Effective Time, the Initial Proceeds, together with the Estimated Tax Amount, shall be deposited by the Company in escrow in accordance with an escrow agreement in the form of
Schedule 3 hereto.

         4.4 Expenses of Contribution and Rights Offering. Subject to Sections 5.2 and 5.3, the first $1 million of expenses related in any way to the Contribution and the Rights Offering, including, without limitation, all legal, financial advisory, accounting and printing fees of the Company and Offshore ("Expenses"), shall be borne by the Company and any Expenses in excess of $1 million shall be borne by Offshore. Neither the Company nor Offshore has retained (or will retain) a financial advisor in connection with the Contribution and the Rights Offering.

5.       Additional Assurances; Indemnification.

         5.1 Mutual Assurances. Parent, the Company and Offshore agree to cooperate with respect to the Contribution and the Rights Offering and to execute such further documents and instruments as may be necessary to effect the transactions contemplated thereby.





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         5.2     Indemnification.

         (a) From and after the Effective Time, Offshore shall indemnify, defend and hold Parent and its Subsidiaries (including the Company and the Company Subsidiaries) and the officers, directors and employees of each such entity (other than members of the Offshore Indemnified Group (defined herein), the "Parent Indemnified Group") harmless from and against all losses, expenses, claims, damages and liabilities (other than Taxes, which are governed by the Tax Sharing Agreement) to which the Parent Indemnified Group may be or become subject that relate to (i) the assets, business, operations, debts or liabilities of the Offshore Group, whether arising prior to, concurrent with or after the Contribution or the Rights Offering, (ii) the failure to obtain all necessary third party consents to the Contribution or the Rights Offering (other than the failure to obtain all necessary consents under the Company Indenture and the Subordinated Note in connection with the Contribution and the Rights Offering, or the failure to obtain any other necessary third party consents as to which Offshore or the Company notify Parent to the extent the failure to obtain the consent is a result of Parent's election to unreasonably withhold or delay its consent under Section 4.1 of the Merger Agreement (the "5.2(a)(ii) Consents")), or (iii) any filing by any member of the Offshore Group under the Securities Act or the Exchange Act (including, without limitation, the Registration Statement) or any information relating to the Offshore Group contained in any filing made by any member of the Company Group in each case whether made prior to or concurrent with the Effective Time.

         (b) From and after the Effective Time, Parent shall indemnify, defend and hold the Offshore Group and the officers, directors and employees thereof (other than members of the Company Indemnified Group, the "Offshore Indemnified Group") harmless from and against all losses, expenses, claims, damages and liabilities (other than Taxes, which are governed by the Tax Sharing Agreement) to which the Offshore Indemnified Group may be or become subject that relate to (i) the assets, business, operations, debts or liabilities of the Company Group, whether arising prior to, concurrent with, or after the Contribution or the Rights Offering, (ii) the failure to obtain the 5.2(a)(ii) Consents, or (iii) any filing by any member of the Company Group (other than to the extent a filing by a member of the Company Group contained or contains information relating to the Offshore Group) under the Securities Act or the Exchange Act, whether made prior to or concurrent with the Effective Time.

6.       Covenants.

         6.1 Employment Matters. As of the Effective Time, the employees of the Company and each Company Subsidiary listed in Schedule 4 hereto (the "Spin Off Employees") shall be offered full-time employment by Offshore or one of its Subsidiaries; provided, however, that except as may be specifically required by applicable





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law or any contract, neither Offshore and its Subsidiaries, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. Effective as of the Effective Time, Offshore shall, and hereby does, assume all obligations arising under any employment agreement or arrangement (written or oral) between the Company or any of its Subsidiaries and the Spin Off Employees (including, without limitation, any obligation of the Company under lease agreements relating to automobiles provided by the Company to any Spin Off Employee prior to the Effective Time), and, effective as of the Effective Time, the Company and its Subsidiaries shall be, and hereby are, indemnified by Offshore from all obligations arising under such employment agreements or arrangements.

         6.2 Offshore Defined Contribution Plan. Effective as of the Effective Time, Offshore shall establish a defined contribution plan for the benefit of the Spin Off Employees and any other full-time Offshore employees (the "Offshore DC Plan"). As promptly as practicable after the Effective Time, the Company shall cause the trustee of the DeepTech International Inc. Section 401(k) Plan (the "DeepTech DC Plan") to transfer to the trustee of the Offshore DC Plan the account balances of each Spin Off Employee with respect to whom the DeepTech DC Plan maintains an account as of the close of business on the date of the Effective Time. Such transfers shall be equal to the value of the transferred account balances as of the close of business on the day preceding the date of transfer and shall be in cash, except that the Offshore DC Plan shall accept the following: (a) Company Common Stock (which, as of the Effective Time, will represent solely the right to receive the Merger Consideration) for the Company Common Stock fund portion of such account balances (together with the Offshore Shares distributed in connection with the Distribution); and (b) amounts credited to the DeepTech DC Plan which are held in mutual funds which are also investment media in the Offshore DC Plan. Offshore shall cause the Offshore DC Plan (x) to permit the Spin Off Employees to sell from the Company Common Stock fund portion of the Offshore DC Plan any shares of the Parent Common Stock received in the Merger and (y) not to permit the future investment in the shares of Company Common Stock or the common stock of any other entity that does not sponsor the Offshore DC Plan (except for investments through mutual funds or other collective investment vehicles with respect to which participants have no control over the individual investments thereof).

         6.3     Severance and Consulting Arrangements.

         (a) In the case of any person listed on Schedule 5 hereto, such person shall be entitled to severance as provided below, if such person is not offered employment by the Surviving Corporation, Parent or any of their Subsidiaries in Houston at such person's current base salary as of the Effective Time or is terminated by the Surviving Corporation, Parent or any of their Subsidiaries prior to January 1, 1999. In the case of





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any person listed on Schedule 6 hereto, such person shall be entitled to severance as provided below, if (i) such person is not employed by Offshore or any of its Subsidiaries in Houston as of the Effective Time, unless such person is offered employment by the Surviving Corporation, Parent or any of their Subsidiaries in Houston at such person's current base salary as of the Effective Time or (ii) such person is employed by the Surviving Corporation, Parent or any of their Subsidiaries at such person's current base salary as of the Effective Time and is terminated by the Surviving Corporation, Parent or any of their Subsidiaries prior to January 1, 1999. Any person entitled to severance as provided in this paragraph shall receive a lump sum cash payment equal to six months' base salary based upon such person's current monthly base salary paid to such employee as of the date of termination. Until January 1, 1999, none of Offshore and its Subsidiaries listed shall employ or enter into any consulting arrangement with any employee listed on Schedule 5.

         (b) Certain individuals listed on Schedule 7 hereto may enter into agreements to provide certain consulting services to the Company and Offshore for a period of six months after the Effective Time. The Company and Offshore shall each pay one half of the costs of such consulting agreements.

         6.4 Offshore Group/Company Group Arrangements. All arrangements and agreements between any member of the Offshore Group and the Company Group are set forth in the Company Disclosure Schedule. Except as contemplated by this Agreement, the Merger Agreement (including the Company Disclosure Schedule) and the related Agreements, it is the intention of the parties hereto that between the date of this Agreement and the Effective Time the Company Group and the Offshore Group shall be operated as independent corporate groups and there shall be no new investment, contribution, financing or credit support or payments of Taxes (as defined in the Tax Sharing Agreement) provided by any member of either group to any member of the other group, and any additional funds required by any member of either group from the date of this Agreement to the Effective Time shall be obtained from such group's internally generated funds or from third parties. Except as contemplated by this Agreement, the Merger Agreement (including the Company Disclosure Schedule) and the related Agreements, in furtherance of the foregoing, between the date of this Agreement and the Effective Time, no member of the Company Group shall invest, loan, pay or otherwise advance or contribute any funds or property (other than the accrual of (i) amounts payable under that certain First Amended and Restated Management Agreement dated November 10, 1993 between Offshore and the Company (the "Management Agreement"), as amended, and (ii) interest on indebtedness outstanding on the date of this Agreement under the DeepFlex Note) to any member of the Offshore Group or pay any Taxes relating to the assets, business or operations of any member of the Offshore Group or forgive or capitalize any amounts owed by any member of the Offshore Group to any member of the Company Group (other than, if the transactions contemplated by the





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Redemption Agreement are consummated, the reduction by 50% of the management fees payable by Offshore to the Company pursuant to the Management Agreement, effective retroactively to January 1, 1998). Except as contemplated by this Agreement, the Merger Agreement (including the Company Disclosure Schedule) and the Related Agreements, immediately prior to the Effective Time, the members of the Offshore Group (i) shall pay in cash all amounts owed by them to any member of the Company Group (except that amounts outstanding under the Management Agreement which relate to DeepFlex and its Subsidiaries will be contributed to Offshore or forgiven and the DeepFlex Note will be treated as provided in
Article 3 hereof) and (ii) shall reimburse the Company for any payments of Taxes made by the Company or any Company Subsidiary after January 1, 1998 and prior to the Effective Time which relate to the assets, business or operations of any member of the Offshore Group. Any amounts owing by the Company Group to the Offshore Group (all of which are set forth in the Company Disclosure Schedule) will be offset against amounts otherwise owed to the Company under the DeepFlex Note. Other than the Tax Sharing Agreement, this Agreement and the agreements marked with an asterisk as continuing agreements in the Company Disclosure Schedule, all intercompany agreements and arrangements between any member of the Offshore Group and any member of the Company Group shall terminate as of the Effective Time. The Company and Offshore shall take or shall cause to be taken all actions necessary to effectuate the termination of such agreements.

         6.5 Restrictions on Amendments. The Company and Offshore shall not amend, modify, waive or extend any time period under any provisions of this Agreement, the Redemption Agreement, or the Tax Sharing Agreement prior to the Effective Time without the consent of Parent.

         6.6 Sublease. As of the Effective Time, subject to the approval by the lessor of (i) the assignment of the existing lease to Parent, as successor to the Company, and (ii) the sublease contemplated hereby, the Company shall sublease to Offshore, and Offshore shall sublease from the Company, the space currently occupied by the Company on the 74th and 75th floor of 600 Travis Street, Houston, Texas, pursuant to the Sublease Agreement attached as Schedule 8 hereto, which shall be executed and delivered at the Effective Time.

         6.7 North Atlantic Partners. Leviathan has entered into an agreement, attached as Schedule 9 hereto, with North Atlantic Pipeline Partners, L.P., an indirect wholly owned subsidiary of Offshore, and other parties, dated February 5, 1998, relating to the participation by Leviathan in a proposed pipeline project in Canadian Atlantic waters (the "NAP Agreement"). The Company and Offshore agree that no payments shall be made by or on behalf of Leviathan pursuant to the NAP Agreement and Leviathan will not incur any liability or obligation under the NAP Agreement prior to the first anniversary of the Effective Time, and the NAP Agreement may be terminated by Leviathan at any time





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prior to the first anniversary of the Effective Time without cost, liability, expense or continuing obligation on the part of Leviathan or any of its affiliates. No press release or other public disclosure that mentions Parent or its Subsidiaries shall be made with respect to the NAP Agreement or the transactions contemplated thereby, except by Offshore with the prior consent of Parent, which will not be unreasonably withheld or delayed.

         6.8 Exchange of Senior Preferred Stock. As promptly as practical, and in any event no later than Monday, March 2, 1998, Offshore shall take, and the Company shall cause Leviathan to take, all such actions as shall be necessary to exchange the outstanding shares of the Senior Preferred Stock for a substantially identical series of preferred stock of Offshore, except that such new series of preferred stock shall not be redeemable and shall be
immediately convertible into Offshore Common Stock.   References in this
Agreement to the Senior Preferred Stock shall include the shares of preferred stock of Offshore for which the Senior Preferred Stock shall be exchanged.

         6.9 Cross-Guarantees. Each of the Company, Offshore, Leviathan and DeepFlex shall be responsible for its respective premium obligations under the premium finance agreements between such parties and AFCO Credit Corporation. Prior to the Effective Time, each of the Company, Offshore, Leviathan and DeepFlex shall pay any unpaid portion of its premium obligations under such agreements, whether or not such obligations are then due and payable.

7.       Conditions to the Contribution and the Completion of the Rights
Offering.

         The Contribution and the completion of the Rights Offering shall be subject to the satisfaction or waiver of the following conditions (provided that the condition in Section 7.3 shall apply solely to the Rights Offering):

         7.1 Securities Law Compliance. The transactions contemplated hereby shall be in compliance with applicable federal and state securities laws and applicable Nasdaq regulations, and the Registration Statement shall have been declared effective and no stop orders shall have been instituted with respect thereto under the Securities Act.

         7.2 Legal Proceedings. No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Contribution or the Rights Offering shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

         7.3 Proceeds of Rights Offering. The net proceeds actually received and retained by the Company pursuant to the Rights Offering shall be not less than the Initial Proceeds and the Estimated Tax Amount shall have been paid by Offshore or retained by the Company out of the Excess Proceeds, and such amounts shall have been deposited in escrow in accordance with Section 4.3, if required.

8.       Miscellaneous.

         8.1 Waiver and Amendment. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing duly executed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.

         8.2 Assignment. No party may assign its rights and obligations hereunder without the prior written consent of the other; provided, however, that, so long as such party remains primarily obligated and responsible with respect thereto, any party may assign its rights hereunder to any of its affiliates (which remains an affiliate) or to any person or entity with which the assigning party is merged or consolidated if such person is the surviving entity or which acquires all or substantially all of the assets of such party.

         8.3 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules of conflicts of laws thereof.

         8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     if to Parent or the Company, to

                       El Paso Natural Gas Company
                       1001 Louisiana
                       Houston, Texas 77002
                       Attention:   William A. Wise
                       Facsimile No.:  (713) 757-6030

                       and

                       Attention:  Britton White, Jr.
                       Facsimile No.: (713) 757-1872

                       with a copy to:

                       Fried, Frank, Harris, Shriver & Jacobson
                       One New York Plaza
                       New York, New York  10004-1980
                       Attention:     Gary P. Cooperstein
                       Facsimile No.:  (212) 859-4000

         (b)     if to Offshore or DeepFlex, to

                       Tatham Offshore, Inc.
                       7500 Chase Tower
                       600 Travis Street
                       Houston, Texas 77002
                       Attention:     Chief Executive Officer
                       Facsimile No.:  (713) 224-7574

                       with a copy to:

                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                       1900 Pennzoil Place - South Tower
                       Houston, Texas  77002
                       Attention:  Rick L. Burdick
                       Facsimile No.: (713) 236-0822

         8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         8.9 Termination. Parent's obligations under this Agreement shall terminate upon termination of the Merger Agreement if the Merger has not been consummated prior thereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                        DEEPTECH INTERNATIONAL INC.



                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:





                                        TATHAM OFFSHORE, INC.



                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:





                                        DEEPFLEX PRODUCTION SERVICES, INC.



                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:





                                        EL PASO NATURAL GAS COMPANY




                                        By:
                                           -----------------------------------
                                           Name:
                                           Title: